Exhibit 99.2

 PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of October 22, 2021, is entered into by and among Vicky L. Sansoni, a Florida resident (“Sansoni”), Wendy K. Kropenick, a Florida resident (“Kropenick” and, together with Sansoni, the “Sellers,” and each is, a “Seller”), Full Moon Telecom, LLC, a Florida limited liability company(“Full Moon”), Gibson Technical Services, Inc., a Georgia corporation (“Buyer”), and Orbital Energy Group, Inc., a Colorado corporation (“OEG”, and together with Buyer, “Buyer Parties”, and each a “Buyer Party”). Certain capitalized terms used herein are defined on Exhibit A hereto, which is hereby incorporated into this Agreement by reference and made a part hereof.

RECITALS

WHEREAS, each of the Sellers owns fifty percent (50%), and collectively the Sellers own one hundred percent (100%) of the limited liability company membership interests of Full Moon (collectively, the “Purchased Units”);

WHEREAS, Sellers wish to sell and assign to Buyer which is a wholly-owned subsidiary of OEG, and Buyer wishes to so purchase and assume from Sellers, the Purchased Units, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01    Purchase and Sale of Purchased Units. Subject to the terms and conditions set forth herein, each Seller shall (and effective upon the Closing does hereby) sell, assign, transfer, convey and deliver to Buyer, and the Buyer Parties shall (and effective upon the Closing does hereby) purchase from such Seller on behalf of Buyer, all of such Seller’s right, title and interest in the Purchased Units, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than any restriction imposed by or arising from (a) any federal or state securities Laws or (b) the certificate of formation, operating agreement or other organizational documents of Full Moon.

Section 1.02    Purchase Price.

(a)    The aggregate purchase price for the Purchased Units shall be One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00), subject to adjustment as provided herein (the “Purchase Price”).

(b)    At Closing:

(i)    Buyer shall pay, on behalf of Full Moon or Sellers, the following amounts:

(A)         the sum of all Indebtedness of Full Moon outstanding in favor of (the “Full Moon’s Creditors”) as of the Closing (the “Existing Debt”), by wire transfer in immediately available funds to Full Moon’s Creditors specified on the Funds Flow; and

(B)         any Transaction Expenses of Full Moon or Sellers unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Funds Flow.

(ii)         Buyer shall deliver to Sellers the Closing Cash, by wire transfer in immediately available funds to the bank accounts designated in writing by each of the Sellers in accordance with the instructions on the Funds Flow, in the amounts set forth on Schedule 1.02(b)(ii) hereto.

   (iii)       OEG shall deliver the Closing Stock Consideration (as defined below) via original issue by OEG on behalf of Buyer to each Seller, consisting of shares of OEG Common Stock (as defined below), by delivery of restricted stock certificates of OEG evidencing the Closing Stock Consideration, each duly executed by the President (or equivalent authorized officers) of OEG or, a copy of irrevocable instructions to OEG’s transfer agent to issue the Closing Stock Consideration to each Seller within 20 days after the Closing in the amounts set forth on Schedule 1.02(b)(iii) hereto.

(c)   For purposes of Section 1.02(b)(ii), the term “Closing Cash” shall mean One Million Two Hundred Thirty-Five Thousand Dollars ($1,235,000.00), minus the sum of (i) the Existing Debt and (ii) Transaction Expenses of Full Moon. The term “Closing Stock Consideration” shall mean the number of shares of common stock of OEG (“OEG Common Stock”) with an aggregate value equal to Six Hundred Sixty-Five Thousand and No/100 Dollars ($665,000.00) based upon a per share value of $2.917.

Section 1.03    Purchase Price Adjustment.

(a)     Closing Adjustment.

(i)         At least three (3) business days before the Closing, Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyer the Closing Statement, signed by Full Moon, attaching a statement setting forth its good faith estimate as of the Closing (or as of such other date as Buyer and the Sellers may agree in writing) of the (i) Transaction Expenses of Full Moon, (ii) Full Moon’s Indebtedness, and (iii) consolidated balance sheet of the Full Moon, containing an estimate of Closing Working Capital (as defined herein) (the “Estimated Closing Working Capital”).

(ii)         Closing Working Capital shall mean Current Assets of Full Moon at Closing divided by Current Liabilities of Full Moon at Closing. Closing Working Capital shall have a targeted ratio of 2/1 (the “Target Ratio”). The Closing Cash shall, as applicable, be (i) increased by the amount by which the Current Assets of Full Moon in the Estimated Closing Working Capital calculation would need to be decreased, or (ii) reduced by the amount by which the Current Assets of Full Moon in the Estimated Closing Working Capital calculation would need to be increased, in either case in order to produce the Target Ratio.

(b)         Post-Closing Adjustment.

(i)         Within forty-five (45) days after the Closing Date (as defined herein), Buyer shall prepare and deliver to the Sellers a statement (the “Closing Working Capital Statement”) containing an unaudited consolidated balance sheet of Full Moon as of the Closing Date (without giving effect to the transactions contemplated herein) setting forth its final calculation of Closing Working Capital (“Final Closing Working Capital”).

(ii)         The post-closing adjustment to the Closing Cash shall be an amount equal to the Final Closing Working Capital minus the Estimated Closing Working Capital (without duplication related to any Closing Cash adjustment under 1.03(a)(ii) above) (the “Post-Closing Adjustment”).

(iii)         Subject to subparagraphs (c) and (d) below:

(A)    If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers, an amount equal to the Post-Closing Adjustment. If to be paid to Sellers, Buyer shall pay the Post-Closing Adjustment by wire transfer of immediately available funds to such account as is directed in writing by Sellers, in the same proportions as the Closing Cash was distributed to Sellers at Closing.

(B)    If the Post-Closing Adjustment is a negative number, Sellers, in the same proportions as the Closing Cash was distributed to Sellers at Closing, shall pay to Buyer an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds to such account as is directed in writing by Buyer; provided that, if unpaid upon demand, Buyer in its sole discretion may cancel or redeem for $0 that number of restricted shares then issued of the Closing Stock Consideration necessary to full recover any deficiency determined based on the lower of the stock price at which such stock consideration was issued under Section 1.02 hereof or the then current stock price of the OEG Common Stock as of the date of such demand.

(c)         Examination and Review.

(i)         Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller and Seller’s accountants shall have full access to the books and records of Full Moon, the personnel of, and work papers prepared by, Buyer and its Affiliates and their respective accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Full Moon.

(ii)       Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)       Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Henssler Financial. If Henssler Financial is unable or unwilling to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)        Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)        Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (x) within ten (10) days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) days of the resolution described in clause (v) above.

Section 1.04    Pre-Closing Distribution of Surplus Cash. On or prior to the last business day prior to the Closing, Sellers shall have caused Full Moon to distribute to themselves all of the Surplus Cash, if any, of Full Moon. As used herein, the term “Surplus Cash” means a portion of Full Moon’ estimated cash Full Moon (excluding any cash that is restricted as to its use by Full Moon and so reflected on Full Moon balance sheet included in the Interim Financial Statements, as defined herein) and cash equivalents of Full Moon on hand at Closing, determined on a consolidated basis in accordance with GAAP (as defined herein) (which for the avoidance of doubt, shall be net of the sum of any checks outstanding as of the time of calculation), that is equal to (but not in excess of) the amount, if any, by which Full Moon’ estimated Current Assets would need to be decreased in order to produce the Target Ratio. The parties intend for the acquisition of Full Moon by Buyer to be “cash free” and any necessary reconciliation of cash or cash equivalents to achieve that economic result following the Closing shall be completed in the ordinary course by the parties.

Section 1.05    Withholding Tax. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to any Sellers pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes; provided, however, that Buyer has notified Sellers, in writing at least five days prior to the Closing, of the amounts Buyer intends to deduct or withhold under this Section 1.04 from payments made on the Closing Date. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers in respect of whom such deduction and withholding was made by Buyer.

ARTICLE II
CLOSING

Section 2.01    Closing. The closing and consummation of the transactions described in this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement, which is anticipated to be on or about September 30, 2021 (the “Closing Date”) by electronic delivery of executed counterparts of this Agreement and each of the instruments contemplated hereby. The consummation of the transactions described in this Agreement shall be deemed to occur at 12:01 a.m. Atlanta, Georgia time on the Closing Date.

Section 2.02    Closing Deliverables.

(a)	At the Closing, Sellers shall deliver to Buyer the following:

(i)    a stock power in the form of Exhibit B hereto and duly executed by each Seller, effecting the assignment to Buyer of the Purchased Units;

(ii)    copies of all consents, approvals, waivers, pay off letters, releases, Form UCC-3 terminations, and authorizations referred to in Section 2.02(a)(ii) of the Disclosure Schedules, or such other evidence that all Indebtedness of Full Moon has been satisfied prior to Closing, in each such case satisfactory to Buyer;

(iii)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by such Seller;

(iv)    a certificate of a manager or officer of Full Moon of Full Moon certifying as to (A) the authorization, resolutions or approvals of the members of Full Moon, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein; (B) the certificate of formation and operating agreement of Full Moon, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of the managers, officers or members of Full Moon authorized to sign the documents to be delivered by Full Moon hereunder;

(v)    the Funds Flow Agreement (the “Funds Flow”), duly executed by each Seller, the final form of which is attached hereto as Exhibit C;

(vi)    the Lock-Up Letter Agreements (the “Lock-Up Agreements”), the substantially final form for the Sellers of which is attached hereto as Exhibit D, duly executed by each such Seller;

(vii)    a copy of the employment agreements by and between Full Moon and each of Sansoni and Kropenick (each, an “Employment Agreement”), the substantially final form for each such Person of which is attached hereto as Exhibit E, duly executed by each such Seller;

(viii)    a release by in favor of Full Moon in a form acceptable to Buyer, duly executed by each Seller;

(ix)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(x)    a copy of the governing documents of Full Moon, the membership minutes or LLC books of Full Moon, and the record books and equity ledgers relating to the organization, ownership and maintenance of Full Moon, in each case, to the extent in Full Moon’s possession;

(xi)    all of the financial and accounting records, documents, files, memoranda and other material papers relating exclusively to Full Moon (other than those records which Sellers are required to keep by Law), in each case, to the extent in Full Moon’s possession, with the Sellers or members making and keeping such copies as are necessary for their respective records;

(b)	At the Closing, Buyer or OEG (as applicable) shall deliver (or cause to be delivered) to Sellers the following:

(i)    the Funds Flow, duly executed by Buyer;

(ii)    the Closing Cash set forth in Section 1.02(b)(ii) by wire transfer of immediately available funds to the accounts of Sellers as set forth on the Funds Flow;

(iii)    the Closing Stock Consideration set forth pursuant to Section 1.02(b)(iii) and in accordance therewith;

(iv)    the Lock-Up Agreements, duly executed by OEG;

(v)    the Employment Agreements, duly executed by Full Moon (as of the Closing a wholly-owned subsidiary of Buyer)

(vi)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of each Buyer Party certifying as to (A) the resolutions of the board of directors of Buyer Party, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein; (B) the articles of incorporation and bylaws of each Buyer Party, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of officers of the Buyer Parties authorized to sign this Agreement and the documents to be delivered hereunder;

(vii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Sellers, as may be required to give effect to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

The Sellers jointly and severally, represent and warrant to Buyer that those statements with respect to and related solely to Sellers and Full Moon in this Agreement are true and correct as of the Closing Date. Each Seller represents and warrants to Buyer that those statements with respect to and related solely as to herself and not as to any other Seller in this ARTICLE III are true and correct as of the Closing Date. For the avoidance of doubt, the Disclosure Schedules shall delineate the applicable disclosure for each of the respective Sellers and Full Moon, as appropriate. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers”, “Full Moon’s knowledge”, “knowledge of Full Moon”, and any similar phrases shall mean the actual knowledge of such Seller or Full Moon’s Management Team, as applicable.

Section 3.01    Organization and Authority of Full Moon; Enforceability. Full Moon is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and qualified to do business in each jurisdiction where so required. Full Moon and each Seller has full capacity to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Full Moon and Sellers of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of Full Moon, if any. This Agreement and the documents delivered or to be delivered hereunder have been or shall be duly executed and delivered by Full Moon and Sellers, and (assuming due authorization, execution and delivery by Buyer Parties) this Agreement and the documents to be delivered hereunder shall upon delivery constitute legal, valid and binding obligations of Full Moon and Sellers, enforceable against Full Moon and Sellers in accordance with its respective terms.

Section 3.02    No Conflicts; Consents. Except as set forth on Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by Full Moon and Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement or other organizational documents of Full Moon; (b) violate or conflict with any Law applicable to Sellers or Full Moon in any material respect; or (c) result in the creation or imposition of any material Encumbrance on any asset of Full Moon (“Full Moon’s Assets”) other than Permitted Encumbrances. No consent, approval, waiver or authorization is required to be obtained by Full Moon or Sellers, or from any Governmental Entity in connection with the execution, delivery and performance by Sellers of this Agreement, the documents to be delivered hereunder or the consummation of the transactions described herein.

Section 3.03    Capitalization; Title to Purchased Units. Section 3.03 of the Disclosure Schedules sets forth the capitalization of Full Moon. Full Moon does not own any subsidiaries or have more than a 1% interest in any other Person. All Business conducted by Full Moon is conducted its name and not any “doing business as” name. The Full Moon membership interests depicted on Section 3.03 of the Disclosure Schedules is all of the issued and outstanding equity interests of Full Moon. Each Seller owns and has good title to the Purchased Units set forth across from her name on Section 3.03 of the Disclosure Schedules, free and clear of Encumbrances other than any restriction imposed by or arising from (a) any federal or state securities Laws or (b) any certificate of formation, operating agreement or other organizational documents of Full Moon. Except as set forth on Section 3.03 of the Disclosure Schedules, there are no other options, warrants, or similar instruments evidencing any ownership rights, or rights to acquire ownership rights, in Full Moon. No Seller has any preemptive or right of first refusal with respect to units of Full Moon.

Section 3.04    Condition of Assets. Except as set forth on Section 3.04 of the Disclosure Schedules, Full Moon’s tangible assets (“Full Moon’s Tangible Assets”) are adequate for the uses to which they are being put, in each case, ordinary wear and tear excepted, and none of Full Moon’s Tangible Assets are in need of material maintenance or repairs.

Section 3.05    Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in Full Moon’s Tangible Assets consist of a quality and quantity usable and salable in the ordinary course of business and are carried on the respective Full Moon’s books at the lower of cost or market value.

Section 3.06    Financial Statements.

(a)    Complete copies of (i) the unaudited financial statements consisting of the balance sheet of Full Moon as of December 31 in each of the calendar years 2018, 2019 and 2020 and the related statements of income for the years then ended (the “Full Moon Historical Financial Statements”), and (ii) the unaudited financial statements of Full Moon consisting of the balance sheet of Full Moon as of August 31, 2021, and the related consolidated statements of income (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”), are included as Section 3.06(a) of the Disclosure Schedules.

(b)    Except as set forth on Section 3.06(b) of the Disclosure Schedules, the (i) Full Moon Historical Financial Statements and the Interim Financial Statements have been or will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period involved, subject to the absence of notes, and in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. The Financial Statements fairly and accurately present the financial condition of Full Moon as of the respective dates in accordance with GAAP, for which they were prepared and the results of the operations of Full Moon for the periods indicated in all material respects; provided, however, that the parties acknowledge and agree that Full Moon are anticipated to have no Surplus Cash at the Closing (excluding cash to accomplish the Target Ratio), due to the cash sweep executed by Sellers immediately prior to the Closing pursuant to Section 1.04.

(c)    Except as set forth on Section 3.06(c) of the Disclosure Schedules, there are no material liabilities of the respective Full Moon other than (i) those reflected or reserved against on the Financial Statements, (ii) those incurred in the ordinary course of business since the date of the Interim Financial Statements, and (iii) those incurred in connection with this Agreement, the documents to be delivered hereunder or the transactions described herein.  Each of the respective Full Moon has paid all of its liabilities as and when due, and collected its receivables in the ordinary course of business consistent with past practice, in all material respects since the date of the Interim Financial Statements.

Section 3.07     Material Contracts. Section 3.07(a) of the Disclosure Schedules identifies each written contract to which Full Moon is a party that involves in excess of $25,000, in every case, other than contracts that have expired or have been terminated (each, a “Material Contract”). Each Material Contract is valid and binding on the applicable Full Moon in accordance with its terms and is in full force and effect, assuming the due and valid execution by the counterparty. Neither any of Full Moon, nor any other party thereto, is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Full Moon’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Material Contract have been made available to Buyer. Except as set forth on Section 3.07(b) of the Disclosure Schedules, to Full Moon’s knowledge there are no disputes pending or threatened under any Material Contract. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, Full Moon and Sellers shall not be in breach of this Agreement or of any of Full Moon’s or Sellers’ representations or warranties to Buyer in the event and to the extent that the execution, delivery and performance by Full Moon or Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract in any material respect.

Section 3.08    Permits. Section 3.08 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of the respective Full Moon obtained from governmental authorities that, in each case, is material to the current business of such companies (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect, and are the only permits material to the operation of the current businesses of Full Moon. All fees and charges due and owing with respect to such Transferred Permits as of the Closing Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Transferred Permits that would materially affect any respective Full Moon. There are no notices, filings or consents required with any Governmental Entity with respect to the Transferred Permits in connection with the transactions described in this Agreement.

Section 3.09    Non-foreign Status. Neither of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10    Compliance With Laws. Except as set forth on Section 3.10 of the Disclosure Schedules, at all times in the past three years Full Moon has complied, and Full Moon is now complying, with all Laws applicable to Full Moon, respectively, in all material respects.

Section 3.11    Legal Proceedings. Except as set forth on Section 3.11 of the Disclosure Schedules, there is no, and since January 1, 2017 there has not been any, claim, demand, action, suit, proceeding, audit, litigation, or investigation of any nature (whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity) (“Action”) pending or threatened against or by any of Full Moon or Sellers that either (a) relates to or affects Full Moon and involves a dispute, or is reasonably expected to result in a liability, of more than $10,000 (or collective disputes aggregating more than $25,000); or (b) challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. To Full Moon’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Full Moon or Sellers.

Section 3.13    Environmental Matters.

(a)    Each of Full Moon is, and has been for the past three years, in material compliance with all Environmental Law and possesses, and are in material compliance with all Environmental Permits required by Environmental Law to conduct the operations of Full Moon as currently conducted, and during the three years prior to the Closing Date, None of Full Moon has received any written notice from any Governmental Entity alleging any noncompliance with any Environmental Law or Environmental Permits. Section 3.13 of the Disclosure Schedules sets forth all environmental reports from third party advisors that are in Full Moon’s or any Seller’s possession and relate to any material environmental matter.

(b)    There is no, and since January 1, 2017 there has not been any, legal proceeding pursuant to Environmental Law pending or threatened in writing against any of Full Moon.

(c)    To Full Moon’s knowledge, no real property utilized by any of Full Moon contains any hazardous substance in, at, on, over, under, or emanating from such real property in concentrations which would violate any Environmental Law or would be reasonably likely to result in the imposition of material

Environmental Liability on any of Full Moon under any Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such hazardous substances in, at, on, over, under, or emanating from such real property.

(d)“    Environmental Law” means any applicable federal, state or local laws, ordinances, regulations, judgments, and orders and the common law relating to environmental matters, including provisions pertaining to or regulating pollutants, contaminants, or toxins, air pollution, water pollution, wetlands, watercourses, wildlife, hazardous substances and human exposure thereto, or any other activities or conditions which impact or relate to the environment or nature.

(e)“    Environmental Liability” means any and all Damages alleged by any third party (including any private party or Governmental Entity), arising out of, relating to, or resulting from the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by any of Full Moon, as well as any violation or alleged violation of any Environmental Law. This liability includes any cost of removing or disposing of any hazardous substances, any cost of enforcement, cost of investigation or remedial action, and any other cost or expense whatsoever, including reasonable attorneys’, accountants’, engineers’, and consultants’ fees and disbursements, related or relating to the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by any of Full Moon.

(f)“    Environmental Permits” means any permit, license, consent, approval, authorization, exemption, variance, registration, filing, notification, waiver, order, authorization, grant or other form of governmental permission or notice required to be obtained from or submitted to any Governmental Entity pursuant to Environmental Law to conduct the operations of any of Full Moon.

Section 3.14    Labor and Employment Matters.

(a)“    Employee Benefit Plans” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, sponsored, contributed to, or required to be contributed to by any of Full Moon for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any of Full Moon.

(b)    Section 3.14(b)(i) of the Disclosure Schedules lists, as of June 30, 2021 the employees of Full Moon and their current rates of compensation, dates of hire, and position. Except as described on Section 3.14(b)(ii) of the Disclosure Schedules, (i) there are no collective agreements or bargaining relationships or other contracts or understandings with any labor organization with respect to any of Full Moon’s employees, (ii) neither Full Moon nor Sellers has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Full Moon, and to Full Moon’s and Sellers’ knowledge no such efforts have occurred within the past three years, (iii) there is no worker’s compensation liability, experience or matter outside the ordinary course of business, (iv) there are no strikes, slowdowns, work stoppages, material grievances, material unfair labor practices claims or other material employee or labor disputes currently pending or threatened against or involving any of Full Moon and none has occurred within the last three years, (v) in the last three years none of Full Moon has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (vi) during the three year period preceding the Closing Date, none of Full Moon has implemented any layoffs of employees that resulted in liability under the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq., (vii) there are no pending or threatened in writing complaints or charges against any of Full Moon before any Governmental Entity regarding employment discrimination, safety or other employment related charges or complaints, wage and hour claims, unemployment compensation claims, worker’s compensation claims or the like involving any current or former employee of any of Full Moon that would materially affect the applicable Full Moon, (viii) Full Moon is in compliance in all material respects with all Laws and contracts respecting employment and employment practices (including as related to the classification of workers as employees or independent contractors), labor relations, terms and conditions of employment and wages and hours and (ix) no employee of any of Full Moon is entitled to any severance pay as a result of the consummation of the transactions described in this Agreement.

(c)    All Employee Benefit Plans maintained by Full Moon or to which any Full Moon is obligated to contribute, are listed on Section 3.14(c)(i) of the Disclosure Schedules. Except as set forth on Section 3.14(c)(ii) of the Disclosure Schedules, with respect to the Employee Benefit Plans:

(i)    a copy of each Employee Benefit Plan of Full Moon has been made available to the Buyer;

(ii)    all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all Laws, including ERISA and the Code;

(iii)    no Employee Benefit Plan is or has within the last three years been subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA;

(iv)    None of Full Moon has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(v)    each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trust is exempt from Tax under Section 501(a) of the Code, and no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan; and

(vi)    with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on any of Full Moon’s Financial Statements.

Section 3.15    Investment Representations. With respect to that portion of the Closing Stock Consideration to be received by a Seller:

(a)    Such Seller is acquiring such Closing Stock Consideration for her own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Such Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Closing Stock Consideration, or any part thereof, and such Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement.

(b)    Such Seller is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c)    Such Seller has been given the opportunity to ask questions of, and receive answers from, Buyer Parties and their respective officers concerning the terms and conditions of the sale of such Closing Stock Consideration and other matters pertaining to its investment. Such Seller acknowledges that such Seller has been furnished all information that such Seller has requested to the extent that such Seller considers necessary and advisable, and such information is sufficient upon which to base an investment decision.

(d)    Such Seller understands that, until the sale, transfer or assignment of the Closing Stock Consideration has been registered under the Securities Act, such Closing Stock Consideration cannot be sold, transferred or assigned except as may be otherwise permitted under the Securities Act and the rules and regulations promulgated thereunder in effect at the time of sale, transfer or assignment, and then only in compliance with all applicable state securities Laws. A legend will be placed on any certificates representing the Closing Stock Consideration to that effect (and similar restrictions will be recorded in the transfer agent’s and registrar’s records for any shares issued in book-entry form), and OEG may prevent transfers that OEG reasonably believes do not comply with such requirements.

(e)    Such Seller understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Closing Stock Consideration.

Section 3.16    Taxes.

(a)    Except as set forth on Section 3.16(a) of the Disclosure Schedules, all Tax Returns required to be filed by or on behalf of Full Moon have been duly filed on a timely basis and each such Tax Return is true and complete in all material respects; all Taxes due and payable by Full Moon that are or have become due have been timely paid in full; and all Taxes that each is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member or third party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Governmental Entity.

(b)    None of Full Moon’s Assets is subject to any lien arising in connection with any failure to pay any Tax, other than lien for Taxes not yet due and owing.

(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedules, none of Full Moon has been the subject of any audit or investigation by any Governmental Entity with respect to any taxable periods for which the statute of limitations has not expired; no waivers of statutes of limitation have been given or requested with respect to any of Full Moon relating to the filing of any Tax Return or the collection or assessment of any Taxes; no written notice has been received by either Full Moon or Sellers from any Governmental Entity that an audit, examination or other administrative or court proceeding involving Taxes for Full Moon is contemplated or pending; and to Full Moon’s knowledge no claim has ever been made by a Governmental Entity in a jurisdiction where any of Full Moon does not file Tax Returns that any Full Moon is or may be subject to taxation in that jurisdiction.

(d)    For U.S. federal and applicable state income Tax purposes, Full Moon has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation up to the Closing Date.

(e)    After the Closing Date, Full Moon shall pay, and Buyer shall cause Full Moon to pay, to the Sellers any Tax refunds (which shall include overpayment credits) received by any Full Moon and attributable to any Pre-Closing Tax Period, in each case except to the extent such refund is included as a Current Asset (or offset to a Current Liability) in the calculation of Closing Working Capital, as finally determined pursuant to Section 1.03, or attributable to the carry back of a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date. Buyer shall pay over to the Sellers any such Tax refund within five (5) business days after actual receipt of such Tax refund (or, in the case of any overpayment credits, within five (5) business days upon filing the applicable Tax Return where such overpayment credit is used to reduce Taxes otherwise payable). Upon the request of Sellers, Full Moon shall, and Buyer shall cause Full Moon to, take commercially reasonable actions to cooperate in obtaining any Tax refunds related to Pre-Closing Tax Periods.

(f)    Except as otherwise authorized by this Agreement, no party hereto or Affiliate thereof may file or amend or cause the amendment of any Tax Return of such party, or file, revoke or amend any Tax election with respect to any Tax Return of such party, in each case with respect to any taxable period or portion thereof ending on or before the Closing Date, without the written consent of each party hereto.

Section 3.17    Assumed Work in Process Contracts.

(a)    Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list of each contract pursuant to which, as of the Closing Date, any of Full Moon is providing to customers products or services related to the Business pursuant to statements of work or work orders that are still in effect and not yet substantially completed (each, a “Work in Process Contract”), together with, in each case, as of three (3) business days prior to Closing, and as calculated in accordance with each respective company’s historical practices, (i) the actual amounts collected by such company in respect of each Work in Process Contract, (ii) Full Moon’s good faith estimate of the projected revenues from the work currently in process under each Work in Process Contract, and (iii) Full Moon’s good faith estimate of the projected revenues from the work anticipated under each Work in Process Contract that is not yet in process. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the amounts set forth on Section 3.17(a) of the Disclosure Schedules are estimates only and the representations in this Section 3.17 will be deemed to be “inaccurate” or “breached” only if and to the extent the estimates set forth in this Section are determined to not have been made in good faith.

(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedules, except as set forth in the allowance for doubtful accounts in the Financial Statements, and except to the extent paid prior to Closing, all of the accounts receivable of Full Moon as of three (3) business days prior to Closing (i) represent valid obligations of customers of Full Moon arising from bona fide transactions entered into in the ordinary course of business and (ii) are not the subject of any pending or unresolved customer dispute.

Section 3.18    Compensation Obligations. All compensation, including wages, commissions and bonuses, due and owing to employees, independent contractors or consultants of Full Moon for services performed on or prior to the Closing Date have been paid in full when due.

Section 3.19    Workers Compensation. As of the Closing, none of Full Moon has any liability for any workers’ compensation claims or worker injury which is not fully covered by third-party insurance (subject to applicable deductibles and co-payments).

Section 3.20    Post-Termination Benefits. Other than as required under Section 601 et. Seq. of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither any of Full Moon nor any other employers that are treated, together with any of Full Moon or any of their Affiliates, as a “single employer” within the meaning of Section 414 of the Code of its (its “ERISA Affiliates”) has any liability to provide post-termination or retiree welfare benefits to any individual ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

Section 3.21    Insurance. Section 3.21 of the Disclosure Schedules sets forth a true and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, credit and other casualty and property insurance maintained by or on behalf of each of the respective Full Moon and its Affiliates and relating to the assets, business, operations, employees, officers and directors of Full Moon (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect as of immediately prior to the Closing. Neither any of Sellers or Full Moon has received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due and owing on such Insurance Policies have been paid when due.

Section 3.22    Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, none of Full Moon, Sellers, nor any of their respective Affiliates: (a) has any direct or indirect interest in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Full Moon, (b) has any direct or indirect interest in any material property, asset or right that is owned or used by any Full Moon in the conduct of its business, or (c) is a party to any agreement or transaction regarding the provision or payment, or commitment to provide or pay, any indebtedness, commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from any Full Moon. There is no outstanding indebtedness owed to any of Full Moon by any current director, officer, employee or consultant of any of Full Moon, Seller, or any of their Affiliates.

Section 3.23    No Adverse Changes. Since the date of the Interim Financial Statements, Full Moon has operated its business in the ordinary course (other than as relates to the sale of Full Moon) and no event or circumstances exist that have caused a Material Adverse Effect on any of Full Moon’s business prior to the Closing.

Section 3.24    Customers and Suppliers.

(a)    Section 3.24(a) of the Disclosure Schedules sets forth the top 10 customers of Full Moon based on the dollar amount of revenues received by Full Moon from such customers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Customers”). No Material Customers have indicated to Full Moon a desire to terminate or cancel their relationship with the company, excepting the final completion of existing contracts and/or work engagements. Full Moon is not involved in any claim, dispute or controversy with any Material Customer that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Full Moon’s business.

(b)    Section 3.24(b)(i) of the Disclosure Schedules sets forth the top 10 suppliers of Full Moon based on the dollar amount of purchases from such suppliers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Suppliers”). Except as set forth on Section 3.24(b)(ii) of the Disclosure Schedules, (i) all Material Suppliers continue to be suppliers of Full Moon, (ii) none of such Material Suppliers has required Full Moon to materially reduce its business with such Material Supplier and, to Sellers’ knowledge, no such requirement of reduction is reasonably expected to occur, and (iii) no Material Supplier has terminated its relationship with Full Moon, nor has Full Moon received notice that any Material Supplier intends to do so. Full Moon is not involved in any claim, dispute or controversy with any Material Supplier that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Full Moon’s business. Except as set forth on Section 3.24(b)(iii) of the Disclosure Schedules, no supplier to Full Moon represents a sole source of supply for goods and services used in the conduct of Full Moon’s business for which Full Moon reasonably expects it would not be able to obtain a substantially similar source of such supply in the event such supplier ceased doing business with Full Moon.

Section 3.25    Intellectual Property. Section 3.25 of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered and material unregistered trademarks or service marks and applications to register any trademarks or service marks, and registered or material unregistered copyrights and applications for registration of copyrights owned by Full Moon that are used in the Business. To Full Moon’s knowledge, no claim has been asserted or threatened that the use or exploitation by any of Full Moon of any intellectual property set forth on Section 3.25 of the Disclosure Schedules infringes the intellectual property of any third party.

Section 3.26    Title to Assets. Full Moon have good and valid title to all personal property and other tangible assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or which are not material, individually or in the aggregate, to Full Moon’s business operations as currently conducted. All such properties and assets (including leasehold interests) are (or will be as of Closing) free and clear of Encumbrances except for Permitted Encumbrances.

Section 3.27    Warranty Claims. Since January 1, 2017, there has not been any individual service warranty claim by any customer of Full Moon pursuant to a contract with Full Moon arising from services rendered by Full Moon that exceeded $10,000 for such claim.

Section 3.28    Independent Investigation. Each Seller has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of OEG, each based solely on the OEG Materials (as defined herein) and, in making its determination to proceed with the transactions described in this Agreement, such Seller has relied solely upon (a) the representations and warranties in ARTICLE IV and elsewhere in the documents to be delivered in connection with this transaction, and (b) the results of its own independent review of OEG’s publicly filed SEC Documents (collectively, the “OEG Materials”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer Parties represent and warrant to Sellers that the statements in this ARTICLE IV are true and correct as of the Closing Date. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Buyer Parties’ Management Team.

Section 4.01    Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia and has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on its business as now conducted. OEG is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado and has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on its business as now conducted. Each Buyer Party has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of each Buyer Party, respectively. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer Parties, and (assuming due authorization, execution and delivery by Full Moon and Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer Parties enforceable against Buyer Parties in accordance with their respective terms.

Section 4.02    No Conflicts; Consents.

(a)    Except as set forth on Section 4.02(a) of the Disclosure Schedules, the execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of either Buyer Party; (ii) violate or conflict with any Law applicable to Buyer Parties (including, for the avoidance of doubt, federal and state securities Laws and regulations and the rules and regulations of the Nasdaq Stock Market or such other securities exchange or quotation system upon which the securities of OEG may be listed or quoted (the “Principal Market”)); or (iii) violate or conflict with any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of either Buyer Party. No consent, approval, waiver or authorization is required to be obtained by Buyer Parties from any Person in connection with the execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein.

(b)    Except as specifically stated in this Agreement and as required under the Securities Act or applicable state securities Laws and the rules and regulations of the Principal Market, Buyer Parties are not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Entity or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or described herein in accordance with the terms hereof or thereof. Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional OEG Common Stock and other routine correspondence. The Principal Market has not commenced any delisting proceedings against OEG.

Section 4.03    Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer Parties that is material to Buyer Parties or that challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Buyer Parties.

Section 4.05    Issuance of Stock Consideration. The issuance of the Closing Stock Consideration has been duly authorized by OEG and, when the Stock Consideration has been delivered in accordance with this Agreement on the Closing Date, the Stock Consideration will have been validly issued, fully paid and non-assessable and free from all preemptive or similar rights, Taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of OEG Common Stock. The offer and issuance by OEG of the Stock Consideration is exempt from registration under the Securities Act.

Section 4.06    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash and consummate the transactions contemplated by this Agreement.

Section 4.07    SEC Documents; Financial Statements.

(a)    Since January 1, 2019, OEG has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).

(b)    As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)    Each of the financial statements (including, in each case, any related notes) contained in the SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of the OEG and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

Section 4.08    Listing and Maintenance Requirements.

(a)    The OEG Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and OEG has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the OEG Common Stock pursuant to the Exchange Act nor has OEG received any notification that the SEC is currently contemplating terminating such registration.

(b)    Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG has not, in the 12 months preceding the Closing Date, received any notice from any Person to the effect that OEG is not in compliance with the listing or maintenance requirements of the Principal Market.

(c)    Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.09    Blue Sky; Securities Act. OEG has obtained, or if required will obtain, an exemption for or registered or qualified (a) the issuance of the Stock Consideration to Sellers under this Agreement, and (b) any subsequent resale of all of the Stock Consideration delivered to the Sellers, upon the expiration of one (1) year from the Closing Date, under the Securities Act and the securities or “Blue Sky” Laws of the states of the United States in such states as is reasonably requested by Sellers from time to time, and has provided, or will provide, as applicable, evidence of any such action so taken to Sellers.

ARTICLE V
COVENANTS

Section 5.01    Public Announcements. Unless otherwise required by Law or stock exchange requirements (which shall be subject to Section 5.05, if applicable), no party shall make any public announcements regarding this Agreement, the documents to be delivered hereunder or the transactions described herein without the prior written consent of all other parties (which consent shall not be unreasonably withheld or delayed).

Section 5.02    Transfer Taxes. Except as otherwise set forth herein, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement and the documents to be delivered hereunder.

Section 5.04    Sellers’ Non-Competition and Non-Solicitations.

(a)    For a period of five (5) years commencing on the day following the Closing Date (the “Restricted Period”), each Seller shall not, and each Seller shall not permit any of its Affiliates (including through the provision of management, advisory, or technical services or through a joint venture or partnership) to, directly or indirectly, engage in or assist others in engaging in the Business in the continental United States (the “Restricted Business”).

(b)    Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person, whether or not traded on any national securities exchange, if such Seller, as applicable, owns less than 5% of, and is not a member of a group which controls, such Person and does not, directly or indirectly, own more than a minority interest of any class of securities of such Person. As used herein, the term “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (and, for the avoidance of doubt, Full Moon will be an Affiliate of Buyer immediately following Closing). The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)    During the Restricted Period, as applicable, each Seller shall not, and each Seller shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Buyer or any other Person that, to such Seller’s knowledge after due inquiry with Buyer, is an Affiliate of Buyer (“Known Affiliate”) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(d)    During the Restricted Period, each Seller shall not, and each Seller shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer or its Known Affiliates who were engaged as clients or customers of Buyer or its Known Affiliates within 12 months of such solicitation or enticement for purposes of diverting their business or services from Buyer or its Known Affiliates to a Restricted Business.

(e)    Sellers acknowledge that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or need to prove inadequacy of money damages).

(f)    Sellers acknowledge that the restrictions in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer Parties to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05    Filing of Current Report. OEG agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions described herein, and describing the material terms and conditions hereof and the documents to be delivered hereunder (the “Current Report”). OEG shall permit Sellers to review and comment upon the substantially complete pre-filing draft version of the Current Report at least two days prior to its filing with the SEC, and OEG shall incorporate any and all such comments into the Current Report that is filed with the SEC, as reasonably approved by counsel to OEG.

Section 5.06    Tax Matters.

(a)    Filing of Tax Returns; Payment of Taxes.

(i)    Sellers will, at the expense of Sellers, prepare or cause to be prepared and file or cause to be filed the Final S Corporation Tax Return of Full Moon. “Final S Corporation Tax Return” means IRS Form 1120S, U.S. Income Tax Return for an S corporation (and all corresponding state and local Tax Returns) for the taxable year of Full Moon ending on or prior to the Closing Date.

(ii)    Sellers will prepare or cause to be prepared all Tax Returns of Full Moon required to be filed following the Closing Date for all Pre-Closing Tax Periods (other than those described in Section 5.06(a)(i)) and for all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with past practice.

(iii)    Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(A)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of Full Moon (and each partnership in which Full Moon is a partner) ended with (and included) the Closing Date; provided, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning following the Closing Date in proportion to the number of days in each period; and

(B)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of Full Moon, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b)    Tax Treatment of Certain Items. The parties hereto agree that all Transaction Expenses and other transactional Tax deductions will be treated as properly allocable to Full Moon in a Pre-Closing Tax Period.

(c)    Cooperation on Tax Returns and Tax Proceedings. Buyer Parties, Sellers and Full Moon will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Full Moon. Such cooperation will include the retention and (upon request of any other party hereto) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any documents reasonably relevant to such Tax Proceeding; provided, however, that in no event shall Sellers have any obligation to retain records past the date on which the applicable statute of limitations for the Tax year remains open. Each Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer Parties or Full Moon.

(d)    Amended Returns. Except as may be required under Tax Law, neither Buyer nor Full Moon shall amend, or cause any Person to amend, any Tax Return of Full Moon for any Pre-Closing Tax Period without the consent of Sellers if such amendment would have the effect of increasing the Taxes payable in respect of a Pre-Closing Tax Period or reducing the amount of any Tax refunds to which Sellers would be otherwise be entitled.

(e)    Pre-Closing Taxes. Notwithstanding any other provision of this Agreement, Sellers’ liability for Pre-Closing Taxes shall not be subject to any Cap provided herein.

(f)          Certain Other Tax Matters. For all federal, state and local income Tax purposes, the Buyer Parties and the Sellers agree that (i) the transactions contemplated by this Agreement will cause Full Moon’s election under Section 1362(a) of the Code to terminate pursuant to Section 1362(d)(2)(A) of the Code, (ii) the taxable year of Full Moon will end as of the end of the day prior to the Closing Date, (iii) Full Moon will become a member of the Buyer Parties’ consolidated group at the beginning of the day on the Closing Date consistent with Section 1.1502-76(b)(1)(ii)(B)(1) of the Proposed Treasury Regulations, and (iv) the parties will apply the “previous day rule” set forth in Section 1.1502-76(b)(1)(ii)(B)(2) of the Proposed Treasury Regulations. None of the Buyer Parties, any Affiliate of the Buyer Parties or the Sellers shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Section 5.06(f), except as may be required pursuant to a “determination” within the meaning of section 1313(a) of the Code (or similar provision of state or local Tax Law).

ARTICLE VI
INDEMNIFICATION

Section 6.01    Survival. All representations and warranties herein and all related rights to indemnification and reimbursement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) each of the representations and warranties in Section 3.01, Section 3.03, Section 3.12, Section 3.22, Section 4.01, Section 4.04, and Section 4.05 (the “Fundamental Representations”), and in Section 3.16 (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable statute of limitations, plus sixty (60) days thereafter; (b) each of the covenants and agreements herein (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable term set forth in this Agreement or, if no such term is provided, the expiration of the applicable statute of limitations; and (c) other than for the Fundamental Representations set forth therein, each of the representations and warranties in ARTICLE IV (and all rights to indemnification and reimbursement relating thereto) shall survive the Closing until the twelve (12) month anniversary of the Closing Date.

Section 6.02    Indemnification By Sellers. Subject to the terms hereof, the Sellers, jointly and severally, shall defend, indemnify, and hold harmless the Buyer, its Affiliates and their respective stockholders, directors, officers and employees (excluding for purposes of this use of “Affiliates” the other Seller and her Affiliates) (“Buyer Indemnitees”) from and against all Damages, directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of Full Moon or such Seller, as the case may be, in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Full Moon at any time prior to Closing, or by such Seller at any time, as the case may be, pursuant to this Agreement; or

(c)    any of the matters set forth on forth in Sections 3.10, 3.11, 3.14(c)(ii) and 3.16 of the Disclosure Schedules; or

(d)    Pre-Closing Taxes of Full Moon;

provided, however that, notwithstanding the foregoing, each Seller shall be solely liable under Section 6.02(a) to indemnify the Buyer Indemnitees with respect to any breach of any representation or warranty of such Seller on behalf of himself or herself (i.e., not on behalf of Full Moon or on behalf of the other Seller) herein or with respect to any failure by such Seller to perform or observe any term, provision, covenant or agreement herein applicable solely to such Seller.

Section 6.03     Indemnification By Buyer. Subject to the terms hereof, Buyer shall defend, indemnify, and hold harmless Sellers and their respective Affiliates from and against all Damages directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer Parties in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer Parties pursuant to this Agreement.

Section 6.04    Indemnification Procedures.

(a)    Whenever any claim shall arise for indemnification hereunder, whether a Direct Claim or a Third-Party Claim (an “Indemnification Claim”), the party entitled to indemnification or reimbursement (the “Indemnified Party”) shall promptly provide written notice (a “Claim Notice”) of such Indemnification Claim to the other party (the “Indemnifying Party”).

(b)    Each Claim Notice shall describe the Indemnification Claim in reasonable detail, include copies of all available material written evidence thereof, and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall, to the extent requested, provide the Indemnifying Party with reasonable access to its and its Affiliates’ books and records during normal business hours upon reasonable advance notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.

(c)    In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume and control the defense of any such Action with counsel it selects in its sole discretion. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the

Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification or reimbursement obligations herein provided with respect to any Damages resulting therefrom, subject to the limitations set forth herein. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, unless the settlement involves only money paid by the Indemnifying Party pursuant to its indemnification obligations hereunder or otherwise, in which case no such prior consent shall be required.

(d)    In connection with any claim giving rise to indemnity hereunder other than a Third-Party Claim (a “Direct Claim”), if the Indemnifying Party does not respond within thirty (30) days of receiving the Claim Notice, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement. If the Indemnifying Party disputes its obligation to provide indemnification for such Direct Claim within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If unable to reach a mutually agreeable resolution, the dispute shall be resolved in accordance with Section 7.10 hereof.

Section 6.05    Limitations.

(a)    The Buyer Indemnitees shall have no right to recover, and Sellers have no obligation to pay, any amounts pursuant to Section 6.02(a) until the total amount of all Eligible Claims which may be asserted for Damages incurred by the Buyer Indemnitees under Section 6.02(a), in the aggregate, exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Deductible”), in which case the Buyer Indemnitees will be entitled to recover all Damages pursuant to Section 6.02(a) in excess of $0 (a “tipping basket”), subject to the other limitations in this ARTICLE VI. An “Eligible Claim” is a claim pursuant to Section 6.02(a) that, when aggregated with all other contemporaneous claims arising from the same set of facts or circumstances, is in excess of $5,000. The Buyer Indemnitees shall have no right to recover any amounts pursuant to Section 6.02(a) for any claim that is not an Eligible Claim. Notwithstanding anything in this Section 6.05(a) to the contrary, the limitations in this Section 6.05(a) shall not apply to the recovery of any Damages (x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from Bad Acts.

(b)    Notwithstanding any other provision of this Agreement to the contrary:

(i)    the maximum aggregate indemnification liability of all Sellers pursuant to Section 6.02(a) shall be an amount equal to fifty percent (50%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to the recovery of any Damages (x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from Bad Acts;

(ii)    the maximum aggregate indemnification liability of all Sellers pursuant to (x) Section 6.02(a), whether or not relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, and (y) Section 6.02(b), shall not exceed the portion of the Purchase Price actually received in cash and OEG Common Stock (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance) by all Sellers; provided, however, that such maximum aggregate indemnification liability shall not apply to the recovery of any Damages arising or resulting from Bad Acts;

(iii)    in no event will the Sellers be liable under Section 6.02 or otherwise in connection with this Agreement or any document to be delivered hereunder or the transactions described herein for an aggregate amount in excess of the Purchase Price (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance);

(iv)    in no event will any one Seller be liable for Damages to the extent based upon, relating to, in connection with, or arising or resulting from (x) the breach of a representation or warranty made by another Seller; (y) the breach of a covenant committed by another Seller, or (z)  Bad Acts committed by another Seller.

(v)    in no event will any Seller be liable for Damages based upon or arising out of any item included in the calculation of the Final Closing Working Capital.

(vi)    in no event will any Seller be liable for Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Buyer Parties had knowledge of such inaccuracy or breach prior to the Closing.

(vii)    Buyer’s sole and exclusive remedy for recovery for any Indemnification Claim against any Seller shall be to offset (each an “Indemnification Offset”) the amount of such Indemnification Claim against the Closing Stock Consideration paid to such Seller; provided, however, the foregoing shall not apply if such Indemnification Claim is related to, arose from, or a result of, any inaccuracy in, breach of, or failure to be true of, any Fundamental Representation, or (y) Bad Acts. In determining the amount of OEG Common Stock subject to Indemnification Offset, the OEG Common Stock of the applicable Seller shall be valued at the per share amount of $2.917, regardless of the actual market value of such OEG Common Stock.

(c)         For purposes of this ARTICLE VI, the amount of Damages arising from a breach of any representation or warranty (but not as to whether such breach has occurred) shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.06    Calculation of Losses. In making any determination of the amount of any Indemnification Claim under this Agreement, the applicable Damages will be reduced by any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party or its Affiliates from any source with respect thereto, net of any costs and expenses of such recovery and increase in applicable premiums related to the recovery of such proceeds. Each Indemnified Party shall take reasonable steps to pursue and receive any insurance proceeds or any indemnity, contribution or other similar payment to which it may be entitled relating to indemnifiable Damages hereunder. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 6.07    Tax Treatment. Any payment made by any Person under this ARTICLE VI will, for Tax purposes, be treated as an adjustment to the consideration paid for the Purchased Units to the extent reasonably related to the value of the Purchased Units or Full Moon.

Section 6.08    Exclusive Remedies. Except for the Independent Accountant’s review set forth in Section 1.03(c) and except as set forth in Section 7.12, the Indemnified Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Indemnification Claims (other than claims arising from Bad Acts on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI; provided, however, nothing in this Section 6.08 shall limit an Indemnified Party’s right to seek and obtain any equitable relief to which such Indemnified Party shall be entitled or to seek any remedy on account of any party’s Bad Acts.

Section 6.09    Sellers’ Authority.

(a)         Binding Effect. To the extent permitted by Law, any proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Sellers hereunder or under any other document in connection with the transactions contemplated hereunder or hereby, shall be asserted, brought, prosecuted or maintained jointly by the Sellers or in their discretion by designation as between them. Buyer Parties may rely upon any actions, decisions and instructions of either or both Sellers in its discretion, including with respect to any defense, settlement, compromise or other resolution of any matter set forth herein or any Indemnification Claim by any Buyer Indemnitee under ARTICLE VI hereof, unless the matter relates specifically as to one and not both of the Sellers, and any reliance as to a matter shall be conclusive and binding upon all of the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, nor have any claim or cause of action against the other Seller except as may be permitted under law, such as contribution or other remedy between them.

(b)         Reliance. Buyer shall be able to rely conclusively on the actions, decisions and instructions of either Seller as to the settlement, compromise or other resolution of any matter set forth herein and any Indemnification Claim by any Buyer Indemnitee, or any other actions required or permitted to be taken by a Seller under this Agreement, and no party hereunder, nor any Seller shall have any claim or cause of action against any Buyer Indemnitee for any action taken by such Buyer Indemnitee in reliance upon the actions, decisions and instructions of the applicable Seller.

(c)         General. The provisions of this Section 6.09 are independent, severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated hereunder. The provisions of this Section 6.09 shall be binding upon the heirs, legal representatives, successors and assigns of each Seller and any references in this Agreement to a Seller shall mean and include the successors to the rights of such Person hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution, assignment or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01    Expenses. All costs and expenses incurred in connection with this Agreement, the documents to be delivered hereunder and the consummation of the transactions described herein shall be paid by the party incurring such costs and expenses.

Section 7.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day following the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02:

If to Buyer Parties         1924 Aldine Western Road

Houston, Texas 77038

Attention: William Clough

E-mail: wclough@cuiglobal.com

230 Mountain Brook Court

Canton, GA 30115

Attention: Michael E. McCracken

E-Mail: mmccracken@gts-yes.com

with a copy (which shall not constitute notice) to:             Drew, Eckl & Farnham, LLP

303 Peachtree St. NE

Suite 3500

Atlanta, GA 30308

Attention: Robert L. Welch

E-Mail: welchr@deflaw.com

If to Sellers:	Wendy K. Kropenick Vicky L. Sansoni 2326 Florida Ave Oviedo, Florida 32765 E-Mail: Wendy@fullmoontelecom.com Vicky@fullmoontelecom.com

Section 7.03    Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The word “or” is not exclusive. The words “including” or “include” does not denote or imply any limitation. The phrases “the transactions described in this Agreement” or “the transactions described herein” shall mean the transactions described in this Agreement and the documents to be delivered hereunder. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 7.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05    Entire Agreement.

(a)    This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b)    The disclosure schedules delivered in connection herewith (the “Disclosure Schedules”) are incorporated into this Agreement by reference and made a part hereof. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in each other Section of the Disclosure Schedules to the extent that the applicability of such information to such other Section of the Disclosure Schedules is reasonably apparent on its face. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers or Full Moon in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

Section 7.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that (a) Sellers may assign their rights to receive any portion of the Purchase Price to any Person without the prior written consent of Buyer or any other party and (b) Buyer Parties may assign any of their rights hereunder to any financial institution or lender as collateral security for the indebtedness of Buyer Parties or any of their Affiliates used to fund the Purchase Price. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07    No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).

Section 7.11    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions described herein (other than final and binding determinations of the Independent Accountant as set forth in Section 1.03(c) shall only be instituted in the United States District Court for the Northern District of Georgia or the Civil District Courts of the State of Georgia in Forsyth County, Georgia, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and each party hereto and each of their respective Affiliates irrevocably and expressly agrees that it and they are subject to the jurisdiction of the United States District Court for the Northern District of Georgia or the Civil District Courts of the State of Georgia in Forsyth County, Georgia and shall not assert an objection to such exclusive jurisdiction, including any objection to personal jurisdiction. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.12    WAIVER OF RIGHT TO A JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS DESCRIBED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13    Specific Performance. The parties agree that irreparable damage for which there is not adequate remedy at law would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to Section 7.10.

Section 7.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement including use of electronic signatures, such as through DocuSign® or similar software, for purposes hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS

/s/ Vicky L. Sansoni

VICKY L. SANSONI

/s/ Wendy K. Kropenick

WENDY K. KROPENICK

FULL MOON FULL MOON TELECOM, LLC, a Florida limited liability company
By: /s/ Vicky L. Sansoni Name: Vicky L. Sansoni Title: _______________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER GIBSON TECHNICAL SERVICES, INC., a Georgi corporation
By: /s/ Michael E. McCracken Name: Michael E. McCracken Title: Chief Executive Officer
OEG ORBITAL ENERGY GROUP, INC., a Colorado corporation
By: /s/ William J. Clough Name: William J. Clough Title: Executive Chairman and CLO

EXHIBIT A

CERTAIN DEFINITIONS

“Bad Acts” means any fraud, willful misconduct, willful concealment or intentional misrepresentation that has a Material Adverse Effect.

“Business” means (A) the provision of broadband and wireless technical support services for telecommunications providers and cable television system operators, and (B) the provision of (i) DAS (Distributed Antenna System) commissioning, (ii) RAN integration, (iii) E911 call testing, (iv) DAS training and (v) other utility contracting services

“Buyer’s Management Team” means William Clough, Daniel Ford, Michael McCracken and Jim O’Neil.

“Closing Statement” means a certificate executed by the Chief Executive Officer of Full Moon attaching a statement setting forth a good faith estimate of the balance sheet of Full Moon as of the open of business on the Closing Date, containing an estimate of Closing Working Capital.

“Closing Working Capital” means (a) the Current Assets of Full Moon, less (b) the Current Liabilities of Full Moon, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the United States.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of Full Moon’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of Full Moon’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements as if such accounts were being prepared as of a fiscal year end.

“Damages” means, whether arising from Direct Claims or Third-Party Claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements; provided, however, that “Damages” shall not include any consequential damages, incidental damages, special damages, diminutions in value, business interruptions, lost profits, exemplary damages or punitive damages.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any foreign or domestic federal, state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“Full Moon’s Management Team” means Sansoni and Kropenick.

“Indebtedness” means, without duplication and with respect to Full Moon, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by Full Moon on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). For the avoidance of doubt, “Indebtedness” of Full Moon shall exclude Transaction Expenses.

“Laws” means any applicable law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors, or developments, that has had or would reasonably be expected to have a material and adverse effect upon the business, operations, assets, liabilities and financial condition of Full Moon taken as a whole or the consummation of the transactions contemplated by this Agreement; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit or financial markets generally, or (ii) the industries in which any Full Moon operates or in which services of any Full Moon are used, (b) changes in applicable Law (or the binding interpretation thereof), or (c) any change arising in connection with any natural disaster, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such natural disasters, hostilities, act of war, sabotage, terrorism or military actions, shall not, in each case, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur, provided that for clause (a)(ii) such conditions or changes do not disproportionately affect Full Moon.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes, assessments and other charges by Governmental Entities that are not yet due and payable; (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) easements, rights of way, zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction thereover, which do not, individually or in the aggregate, materially detract from the value or impair the present and continued use, operation and maintenance of real property subject thereto; (e) a lessor’s interest in, and any Encumbrances on or affecting a lessor’s interest in, any of real property; or (f) the Encumbrances set forth on Section 3.02 of the Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Entity, or other entity or organization.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes of Full Moon, or for which and any Full Moon may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date; (b) Taxes of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Full Moon (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date; (c) Taxes of any other Person for which Full Moon is or has been liable as a transferee or successor, by contract or otherwise; and (d) Taxes that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending following the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of membership interests, shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock or equity interests, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all liabilities, costs, fees and expenses incurred by or on behalf of Sellers or Full Moon prior to and through the Closing (and not paid prior to the Closing) in connection with the negotiation, preparation, execution and delivery of this Agreement, or any other documents contemplated hereby, including all fees and expenses of professionals (including attorneys, accountants and other consultants and advisors). For the avoidance of doubt, “Transaction Expenses” of Full Moon shall not include any Indebtedness.